Exhibit 23.1 — Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-116267) of Avatar Holdings Inc., and

(2) Registration Statement (Form S-8 No. 333-63278) pertaining to the Avatar Holdings Inc. Amended and Restated 1997 Incentive and Capital Accumulation Plan;

of our reports dated March 10, 2005, with respect to the consolidated financial statements and schedule of Avatar Holdings Inc. and subsidiaries, Avatar Holdings Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Avatar Holdings Inc. and subsidiaries, included in this Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
June 1, 2005